                                                                EXHIBIT 20(a)

Report of Independent Accountants on Compliance with
Specified Servicing Standards


To the Board of Directors and Shareholder of Toyota Motor Credit Corporation

We have examined management's assertion about Toyota Motor Credit Corporation's (the "Company's") compliance with the servicing standards identified in Exhibit I (collectively, the "specified servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended September 30, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with the specified servicing standards. Our responsibility is to express an opinion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended September 30, 1996 is fairly stated, in all material respects.


/S/ PRICE WATERHOUSE LLP


Los Angeles, California
October 31, 1996


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               EXHIBIT I TO REPORT OF INDEPENDENT ACCOUNTANTS

                       Specified Servicing Standards
                       -----------------------------

I.    ADVANCES

Funds of the servicing entity shall be advanced in accordance with the servicing agreement.


II.   RETAIL FINANCE RECEIVABLE PAYMENTS

      1. Retail finance receivable payments shall be deposited into the servicer's bank accounts within two business days of receipt.

      2. Retail finance receivable payments made in accordance with the borrower's loan documents shall be posted to the applicable borrower records within two business days of receipt.

      3. Retail finance receivable payments shall be allocated to principal, interest, insurance, taxes or other items in accordance with the borrower's loan documents.

      4. Retail finance receivable payments identified as loan payoffs shall be allocated in accordance with the borrower's loan documents.


III.  DISBURSEMENTS

      1. Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

      2. Disbursements made on behalf of a borrower or investor shall be posted on a timely basis to the borrower's or investor's records maintained by the servicing entity.

      3. Amounts remitted to investors per the investor reports shall agree with canceled checks, or other form of payment, or bank statements.


IV.   BORROWER LOAN ACCOUNTING

The servicing entity's borrower loan records shall agree with, or reconcile to, the records of borrowers with respect to the unpaid principal balance on a monthly basis.


V.    DELINQUENCIES

Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).


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                   MANAGEMENT ASSERTION AS TO COMPLIANCE







October 31, 1996





To Whom It May Concern:

As of and for the period ended September 30, 1996, Toyota Motor Credit Corporation has complied in all material respects with the servicing standards identified in Exhibit I set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.





  /S/ NOBU SHIGEMI                          /S/ WOLFGANG JAHN
---------------------------------       ---------------------------------
      Nobu Shigemi                              Wolfgang Jahn
 Senior Vice President                      Senior Vice President
      and Treasurer                          and General Manager



   /S/ PATRICK J. BREENE
---------------------------------
       Patrick J. Breene
       Vice President -
   Finance and Administration